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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

             Certification and Notice of termination of Registration
           Under Section 12(g) of the Securities Exchange Act of 1934
             or Suspension of Duty to File Reports Under Section 13
                and 15(d) of the Securities Exchange Act of 1934

                           Commission File No. 0-12646


                           Angstrom Technologies, Inc.
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             (Exact name of registrant as specified in its charter)

            1895 Airport Exchange Boulevard, Erlanger, Kentucky 41018
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          (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

          Common Stock, $.01 par value      Preferred Stock, $.01 par value
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            (Title of each class of securities covered by this Form)

                                      None
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           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)      / X /         Rule 12h-3(b)(1)(ii)      / X /
         Rule 12g-4(a)(1)(ii)     / X /         Rule 12h-3(b)(2)(i)       /   /
         Rule 12g-4(a)(2)(i)      /   /         Rule 12h-3(b)(2(ii)       /   /
         Rule 12g-4(a)(2)(ii)     /   /         Rule 15d-6                / X /
         Rule 12h-3(b)(1)(i)      / X /

         Approximate number of holders of record as of the certification or notice date

         Common Stock        446                     Preferred Stock        138

     Pursuant to the requirements of the Securities Exchange Act of 1934, Angstrom Technologies, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Dated:            January 29, 2002            By: /s/ Kenneth Koock
                                                  --------------------------
                                              Name:      Kenneth Koock
                                              Title:     Chairman